Exhibit 4.1
FORM OF NEGOTIABLE SUBORDINATED CONVERTIBLE NOTE
THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED TO THE SENIOR INDEBTEDNESS (AS DEFINED HEREIN), PURSUANT TO THE TERMS AND CONDITIONS CONTAINED HEREIN.
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.
THE SALE OR OTHER DISPOSITION OF ANY OF THE SECURITIES REPRESENTED BY THIS NOTE IS RESTRICTED BY A CERTAIN STOCK PURCHASE AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THIS COMPANY, MASTEC, INC., WANZEK CONSTRUCTION, INC., TRUST B UNDER THE AMENDED AND RESTATED LIVING TRUST OF LEO WANZEK DATED FEBRUARY 2, 2000, JANET L. WANZEK, WANZEK CONSTRUCTION 2008 IRREVOCABLE TRUST, JON L. WANZEK, AND JON L. WANZEK 2008 TWO-YEAR IRREVOCABLE ANNUITY TRUST. A COPY OF THE STOCK PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICE OF THIS COMPANY AND WILL BE FURNISHED TO THE RECORD HOLDER OF THIS NOTE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.
NEGOTIABLE SUBORDINATED CONVERTIBLE NOTE

Coral Gables, Florida
December , 2008	$
     FOR VALUE RECEIVED, MASTEC NORTH AMERICA, INC. (the “Company”), hereby promises to pay to the order of                                (“Holder”), the principal amount of                                ($                    ) on December      , 2013 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) per annum from the date hereof (the “Issuance Date”). The principal balance of this Note shall be payable pursuant to Section 1.a. Interest on this Note shall accrue and be payable pursuant to Section 1.b. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Stock Purchase Agreement, dated as of October 4, 2008, as subsequently amended, by and among the Company, MasTec, Inc., a Florida corporation (the “Guarantor”), Wanzek Construction, Inc., a North Dakota corporation, Trust B under the Amended and Restated Living Trust of Leo Wanzek dated February 2, 2000, a North Dakota trust, Janet L. Wanzek, a North Dakota resident, Wanzek Construction 2008 Irrevocable Trust, a North Dakota trust, Jon L. Wanzek, a North Dakota resident (“Jon”), Jon L. Wanzek 2008 Two-Year Irrevocable Annuity Trust, a North Dakota trust, and Jon, as Sellers’ Representative.

     1. Payments of Principal and Interest. Subject to the provisions of Section 15 hereof:
          a. Payment of Principal. The principal balance of this Note shall be paid to the Holder hereof on the Maturity Date. The Company shall not prematurely pay or prepay any outstanding principal balance to the Holder, except pursuant to Section 3.
          b. Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue at a rate of eight percent (8%) per annum commencing on the Issuance Date. Interest shall be paid each April ___, August ___, and December ___, commencing April ___, 2009, during the term of this Note.
          c. General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.
     2. Conversion of Note. This Note shall be convertible into shares of the Guarantor’s common stock, par value $.10 per share (the “Common Stock"), on the terms and conditions set forth in this Section 2.
          a. Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:
               i. “Conversion Amount” means the sum of (A) the principal amount of this Note to be converted, plus (B) all accrued and unpaid interest.
               ii. “Conversion Price” means $12 per share of Common Stock.
               iii. “Family Group” means Jon and his spouse, their siblings, parents and descendants (whether natural or adopted) and any trust formed and maintained solely for the benefit of such persons.
               iv. “Minimum Conversion Amount” means a minimum principal amount of $5,500,000.

               v. “Transfer Agent” means [Insert].
          b. Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert, any part equal to or in excess of the Minimum Conversion Amount of the outstanding and unpaid principal amount of this Note into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below).
          c. Treatment of Accrued Interest Upon Conversion. Upon any conversion pursuant to subsection b of this Section 2, the accrued and unpaid interest outstanding on the date of conversion (the “Conversion Date”) shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate.
          d. Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion. If a conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share.
          e. Conversion Rate. The number of shares of Common Stock issuable upon conversion of this Note pursuant to subsection b of this Section 2 shall be determined according to the following formula (the “Conversion Rate”):
Conversion Amount
Conversion Price
          f. Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:
               i. Holder’s Delivery Requirements. To convert this Note into shares of Common Stock pursuant to subsection b of this Section 2, the Holder shall (A) transmit by facsimile (or otherwise deliver) a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) to the Company and (B) surrender to the Company the original Note.
               ii. Conversion. Upon receipt of a Conversion Notice and the original Note by the Company in accordance with Section 2.f.i, the Company shall instruct the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of a copy of the executed Conversion Notice, the Transfer Agent shall, not later than the third Business Day following the date of receipt, issue and surrender to a common carrier for overnight delivery to the Holder, a certificate, issued in the name of the Holder for the number of shares of Common Stock to which the Holder shall be entitled. If less than the principal amount of this Note is submitted for conversion, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Note and at its own expense, issue and deliver to the Holder a new Note for the outstanding principal amount not converted.

               iii. Record Holder. As of the Conversion Date, the Holder shall be treated for all purposes as the record holder of the shares of Common Stock to be issued on such date.
               iv. Termination of Accrued Interest. Upon the Company’s receipt of any Conversion Notice, no further interest shall accrue with respect to the principal amount to be converted pursuant to such notice.
          g. Taxes. The Holder shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of this Note.
          h. Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2.h.
               i. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Guarantor at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Guarantor at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.
               ii. Notices. Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to Holder setting forth in reasonable detail, and certifying, the calculation of such adjustment.
          i. Limitation on Beneficial Ownership. The Holder shall not have the right to convert this Note pursuant to Section 2.b to the extent that after giving effect to such conversion the Holder (together with such Person’s affiliates) would beneficially own 10% or more of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 2.i, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice shall constitute a representation by the Holder that, after giving effect to such Conversion Notice, the Holder will not beneficially own (as determined in accordance with this Section 2.i) a number of shares of Common Stock equal to 10% or more of the outstanding shares of Common Stock as reflected in the Company’s most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to any conversions of this Note since the date as of which such number of outstanding shares of Common Stock was reported.

     3. Company’s Right to Redeem. Subject to the terms and conditions of this Section 3, and to the provisions of Section 15 hereof, if at any time following the one year anniversary of the Issuance Date the average of the daily closing prices during any thirty (30) calendar day period of the Common Stock on the New York Stock Exchange is at least $16 per share, the Company shall at any time, be entitled to redeem this Note by payment of the principal balance, plus accrued but unpaid interest (the “Redemption Price”).
          a. Notice of Redemption. The Company shall exercise its right to redeem by delivering sixty (60) days prior written notice (“Notice of Redemption”) to the Holder.
          b. Payment of Redemption Price. If the Holder does not elect to convert this Note on or prior to the 60th day following the Company’s delivery of a Notice of Redemption, the Holder shall deliver the original Note to the Company and upon receipt thereof, the Company shall pay the Redemption Price to the Holder in cash by wire transfer.
          c. Termination of Accrued Interest. Upon the Company’s delivery of any Notice of Redemption, no further interest shall accrue with respect to the principal amount to be converted pursuant to such notice.
     4. Reservation of Shares. The Company shall cause the Guarantor to at all times, so long as any principal amount of this Note is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note, such number of shares of Common Stock as shall at all times be sufficient to effect the conversion of all of the principal amount of this Note then outstanding.
     5. Voting Rights. The Holder shall have no voting rights, except as required by law and as expressly provided in this Note.
     6. Defaults and Remedies.
          a. Events of Default. An “Event of Default” is: (i) default for thirty (30) days in payment of interest on this Note; (ii) default in payment of the principal amount of this Note when due; (iii) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note; (iv) if the Company or Guarantor pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company or Guarantor in an involuntary case; (2) appoints a Custodian of the Company or Guarantor or for all or substantially all of its property; or (3) orders the liquidation of the Company or Guarantor, and the order or decree remains unstayed and in effect for thirty (30) days; (vi) any Event of Default as defined in that certain Indenture, dated January 31, 2007, by and among Guarantor, certain of Guarantor’s subsidiaries and U.S. Bank National Association, as amended from time to time; or (vii) any Event of Default as defined in that certain Second Amended and Restated Loan and Security Agreement dated July 29, 2008, by and among MasTec, Inc., certain of its subsidiaries, Bank of America, N.A., as collateral and administrative agent (“Agent”) and General Electric Capital Corporation, as syndication agent (the “Loan Agreement”). The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

          b. Remedies. If an Event of Default occurs and is continuing, the Holder may declare all of this Note, including any interest and other amounts due, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (iv) or (v) of Section 6.a, this Note shall become due and payable without further action or notice.
     7. Amendment. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Sellers’ Representative.
     8. Lost or Stolen Notes. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.
     9. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
     10. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.
     11. Governing Law; Submission to Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF FLORIDA. COURTS WITHIN THE STATE OF FLORIDA (LOCATED WITHIN THE COUNTY OF MIAMI-DADE) WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS NOTE. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY ARE IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

     12. Waiver of Jury Trial. THE COMPANY AND HOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.
     13. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
     14. Transfer of Note. The Holder may sell or otherwise transfer this Note in whole or in part; provided that any transfer in part shall be for a portion of this Note with a principal balance of no less than $11 million with the portion retained by Holder to also have a principal amount of no less than $11 million. If less than the full principal amount of this Note is transferred, then the Company shall, upon receipt of this Note from the Holder, as soon as practicable and in no event later than three Business Days after receipt of the Note and at its own expense, issue and deliver to (i) the transferee, a new Note for the outstanding principal amount transferred and (ii) the Holder a new Note for the outstanding principal amount not transferred. The Holder and any assignee of this Note in whole or in part shall be deemed to have acquired the Note and the indebtedness evidenced hereby with full knowledge and subject to the terms and provisions of Section 15 below, and the Company and the Holder (or assignee) shall provide prompt written notice to Agent of any such assignment.
     15. Subordination.
          a. The Holder (together with the Holder’s successors and permitted assigns) hereby irrevocably postpones and subordinates receipt of payment and the performance of the indebtedness of the Company to the Holder represented by this Note (the “Subordinated Indebtedness”) to and in favor of receipt, payment in full, and performance in full of all Obligations (as defined in the Loan Agreement) of the Company and the other borrowers party to the Loan Agreement to Agent and Lenders under the Loan Agreement and any amendments, modifications and restatements thereof, and any other indebtedness incurred by the Company in replacement thereof (the “Senior Indebtedness”), subject to the provisions of clause (b) hereof relating to payments on the Subordinated Indebtedness that are permitted to be made to the extent and under the circumstances set forth in clause (b).

          b. So long as no Default or Event of Default (as defined in the Loan Agreement) has occurred and no Default Notice (as defined below) has been delivered to the Holder, the Company is entitled to pay and the Holder is entitled to receive, only (i) scheduled payments of interest at the interest rate set forth in this Note, and (ii) the principal balance of this Note upon the stated Maturity Date hereof, in each case in accordance with the present tenor of this Note and only when due, but without prepayment or redemption (except as may be consented to in writing by Agent and the Required Lenders under (and as defined in the Loan Agreement)) or payment upon acceleration (the “Permitted Payments”). Upon and after the occurrence of a Default or Event of Default and the receipt by the Holder of written notice from Agent stating that a Default or Event of Default has occurred (a “Default Notice”), the Company may not make, and the Holder may not receive, any payments under this Note (including any Permitted Payments) for a period of one hundred and eighty (180) days after Holder’s receipt of a Default Notice (the “Forbearance Period”).
          c. Following the last day of a Forbearance Period (such day a “Forbearance Termination Date”), and so long as no Default or Event of Default (as defined in the Loan Agreement) then exists (other than the Default or Event of Default referred to in the Default Notice for the Forbearance Period then ended), the Holder shall again be entitled to receive (i) Permitted Payments when due under this Note in accordance with its present tenor, and (ii) past Permitted Payments that were not paid under this Section 15 during the Forbearance Period then ended.
          d. Notwithstanding anything to the contrary set forth elsewhere in this Note, including, without limitation, Section 6 hereof, but subject to those limited exceptions expressly set forth in clauses (e) and (f) below of this Section 15, the Holder may not at any time prior to the payment in full and performance in full of the Senior Indebtedness (i) accelerate, demand as immediately due and payable, exercise, set off, enforce, collect, execute, levy or foreclose any remedies regarding this Note, or (ii) commence, continue or participate in any judicial, arbitral or other proceeding or any other enforcement action of any kind against the Company or any of the Company’s assets (including, without limitation, any involuntary proceeding under the Bankruptcy Law) seeking, directly or indirectly, to enforce any of the Holder’s rights or remedies, or to enforce any of the obligations incurred by the Company, or seeking injunctive or other equitable relief to prohibit, limit or impair the commencement or pursuit by Agent and Lenders of any of their rights or remedies under or in connection with the Loan Agreement and the Senior Indebtedness or applicable law.
          e. If the Company fails to make a Permitted Payment that is otherwise permitted under the provision of this Section 15, then the Holder may exercise its rights and remedies regarding the Note in order to obtain the payment of such Permitted Payment; provided, that, (i) the Holder may not exercise any of such rights or remedies during the existence of any Forbearance Period, and (ii) in any event, except as expressly set forth in clause (f) below, the Holder may not accelerate the maturity of, or demand as immediately due and payable, all or any part of the Subordinated Indebtedness, and may only pursue its rights and remedies with respect to those Permitted Payments which are past due and have not previously been paid to the Holder by the Company. Any amounts in excess of such past due Permitted Payments which are received by the Holder arising out of the exercise of its rights and remedies shall be paid by the Holder to Agent for application to the Senior Indebtedness.

     f. If an Event of Default (as defined the Loan Agreement) occurs and Agent accelerates the maturity or demands immediate payment of the entire balance of the Senior Indebtedness as a result thereof, then following the occurrence of the Forbearance Termination Date with respect to any existing Forbearance Period, the Holder may exercise its rights and remedies regarding this Note, so long as the Holder provides prior written notice to Agent of the exercise of such remedies.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Note to be signed by its authorized representative as of the            day of December, 2008.

MASTEC NORTH AMERICA, INC.
By:	/s/
Name:
Title:

EXHIBIT I

CONVERSION NOTICE
     Reference is made to the Convertible Note issued by MasTec North America, Inc. (the “Note”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert a portion or all of the principal balance of the Note, as indicated below, into shares of Common Stock, par value $.10 per share (the “Common Stock”), of MasTec, Inc., a Florida corporation.

Date of Conversion:

Principal Amount to be converted:

Please confirm the following information:

Conversion Amount:

Conversion Price:	$12

Number of shares of Common Stock to be issued: